FOR IMMEDIATE RELEASE




SARATOGA BANCORP ANNOUNCES DIVIDEND PAYMENT


     The Board of Directors of Saratoga Bancorp(OTC BB:SRTB), holding company for Saratoga National Bank, declared a 3-for-2 stock split for shareholders of record on April 15, 1998. The decision to declare the 3-for-2 stock split reflects the continued growth and strong financial performance of Saratoga National Bank.

     Richard Mount, Chairman of Saratoga Bancorp, noted that "the stock split will provide improved market liquidity and make the stock more accessible to a larger spectrum of investors".

     As a result of the 3-for-2 stock split, shareholders of record at the close of business on April 15, 1998 will receive an additional share of Saratoga Bancorp common stock on May 1, 1998 for each two shares owned. The Company currently has approximately 1,095,275 shares outstanding.

     Saratoga National Bank serves clients throughout Santa Clara County.
The bank has offices located in Saratoga, San Jose and Los Gatos with a strong emphasis on relationship banking. Saratoga National recently celebrated 15 years of operation.


                                        Richard L. Mount
                                        12000 Saratoga-Sunnyvale Rd.
                                        Saratoga, CA 95070
                                        (408) 973-1111

April 8, 1998                                           Unaudited